Pinnacle Foods Announces Executive Management Changes

Parsippany, NJ, May 23, 2013 - Pinnacle Foods Inc. (NYSE: PF) today announced changes to its executive leadership team, including the hiring of a new chief human resources officer.

Mary Beth DeNooyer, a seasoned human resources executive who most recently served as Senior Vice President and Chief Human Resources Officer for Hillshire Brands, has been appointed Executive Vice President and Chief Human Resources Officer for Pinnacle Foods. Prior to Hillshire Brands, Mary Beth served in senior HR roles at Hillshire Brands predecessor, Sara Lee, and the Pepsi Bottling Group. She began her career at General Mills, after earning a Master's Degree in Industrial and Labor Relations from Cornell University and a Bachelor's Degree in Business Administration from Drexel University. Mary Beth will report to Pinnacle Foods Chief Executive Officer Bob Gamgort. She replaces John Butler, who is retiring from Pinnacle Foods after five years of service to the Company and a distinguished HR career in both the food and retailing industries.

Commenting on the announcement, Bob Gamgort stated, “I am pleased to welcome Mary Beth to Pinnacle and am confident that she will be a strong addition to our team. Her extensive experience leading human resources in the food industry and, most recently, at Hillshire Brands in preparation of the Sara Lee spin-off, will serve us well as a new public company. I also want to thank John for his leadership and service to Pinnacle and, on behalf of the entire organization, wish him the very best in his retirement.”

Pinnacle also announced that Mark Schiller, currently EVP and President of Pinnacle's Duncan Hines Grocery Division, will move into the role of EVP and President of the Birds Eye Frozen Division, replacing Sally Genster Robling, who is leaving the Company after a transition period to pursue new opportunities that provide greater time flexibility. Mark joined Pinnacle in 2010 from PepsiCo, where he held a number of executive management positions including Senior Vice President of Frito-Lay New Ventures and President of Quaker Foods. An external search is currently underway for the position of EVP and President of Duncan Hines. In the interim, Bob Gamgort will oversee the Duncan Hines team.

Commenting further, Bob Gamgort stated, “I am confident that our Birds Eye Frozen Division will benefit from Mark's leadership, and I look forward to working closely with the Duncan Hines team while we conduct our search. I also want to thank Sally for her leadership of Birds Eye and her success in building the Division following our acquisition of Birds Eye Foods in late 2009. We all wish her well as she embarks on the next chapter of her career.”

Financial Contact
Maria Sceppaguercio
Senior Vice President, Investor Relations
Pinnacle Foods Inc.
973-541-8629

Media Contact
Elizabeth Rowland
Pinnacle Foods Media Relations
Pinnacle Foods Inc.
973-541-8620
mediainquiries@pinnaclefoods.com

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2012 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our final prospectus filed with the Securities and Exchange Commission on March 28, 2013 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.